Exhibit 10.41(f)

MEMORANDUM OF AGREEMENT

Agreement made this 10th day of October, 2004, by and between T.O.P. LOCAL 2110 UA W . AFL-CIO (the "Union") and TECHNICAL CAREER INSTITUTES, INe. (the "College" or "TCI"). This Agreement amends: (A) the collective bargaining agreement between the parties covering a unit of instructors, laboratory technicians and maintenance employees; and (B) the collective bargaining agreement between the parties covering a unit of office clerical employees. Each of these agreements was in effect from October 10, 2001 through October 9, 2004.

1. Term of Agreement. The new collective bargaining agreements shall take effect on October 10, 2004 and expire on October 9,2007.

2. Wage Increases. Employees shall receive the weekly salary increases set forth in the following schedule:

Effective Date	
October 10,2004	$20.00
October 10,2005	$25.00
October 10, 2006	$20.00
April 1 0, 2007	$15.00 for employees in the admissions department, including high school recruiters, and employees in student financial services only

Evening faculty shall receive the salary increases on a pro rata basis.

Day faculty minimum salaries shall be $46,000 per year, effective October 10, 2004; $48,000 per year, effective October 10, 2005; and $50,000 per year, effective October 10,2006. Minimums for non-faculty classifications shall be increased by the same amount as the across-the-board increases. The respective increases made to comply with these minimums shall go into effect after the across-the-board salary increases go into effect on the applicable dates.

3. Wage Increases Based on Enrollments. All bargaining unit members, except employees in the admissions department, including high school recruiters, and employees in student financial services can earn an additional wage increase in accordance with one the following guidelines, based on enrollment figures to be calculated as of the first day of the fourth week of each semester:

a. If total cumulative enrollments for the three semesters ending with the fall 2007 semester equal at least 9,636, all full-time employees other than those excluded above shall receive a weekly pay increase of $10.00, retroactive to April 10, 2007. Evening faculty shall receive pro-rata pay, retroactive to April 10, 2007 or

b. If total cumulative enrollments for the three semesters ending with the fall 2007 semester equal at least 11,079, all full-time employees other than those excluded above shall receive a weekly pay increase of $20.00, retroactive to April 10, 2007. Evening faculty shall receive pro-rata pay, retroactive to April 1 0, 2007 or

c. If total cumulative enrollments for the three semesters ending with the fall 2007 semester equal at least 12,659, all full-time employees other than those excluded above shall receive a weekly pay increase of $30.00, retroactive to April 10, 2007. Evening faculty shall receive pro-rata pay, retroactive to April 10, 2007.

4. College Closures.

a. Definition of Unforeseen Circumstance. An unforeseen circumstance is an incident that occurs beyond the control of the College. A power outage, a transit strike, an act of terrorism and inclement weather are examples, among other things, of incidents beyond the control of the College.

b. Announcement of Closure. TCI will, to the extent possible, announce a college closure on 1010 WINS AM radio and on the outcoming phone message on (212) 594-4000. The announcement of a closure can occur prior to the start of the business day or during the middle of a day.

1. Closures Prior to 8:00 a.m. Wherever possible, the College will announce such a closure prior to 6:00 a.m. TCI will compensate all collective bargaining unit (CBU) members for their regular pay for the entire day in which the closure occurred; for faculty members, pay shall include scheduled overload hours.

2. Mid-day Closures. If the College must close in the middle of a business day, TCI will compensate all CBU members for their regular pay, as noted above, for the entire day in which the closure occurred.

3. Additional Consecutive Days of Closure. If there are additional consecutive days of a closure, TCI will compensate bargaining unit members regular pay, as noted above, for such days.

4. Required Work During Closure. If the College requires an employee to work during a closure, the employee will be paid time-and-a-half for such work.

c. Revised Semester Schedule Policies. If the College must close due to unforeseen circumstances and the day(s) is (are) part of the published semester's schedule (including final's week) and must be made up, the College will institute the following policies:

1. The College will replace the day(s) with the most reasonable, proximate day(s), notify the Union of the replacement day(s) and revised schedule, and announce the revised semester schedule as soon as practicable, and will make every effort to ensure that all employees are notified of the revised schedule.

a. The College will revise the deadline for final grade submission until 12:00 midnight on the day following the revised last day of exams.

b. In a time of emergency or possible closure, it is the responsibility of each faculty and staff member to contact the College to determine the action being taken by the institution.

c. Instructors are responsible to hold classes based on the College's revised semester schedule. Faculty will not receive additional pay for time worked during the replacement day(s) ofthe revised semester schedule.

d. In those cases where a faculty member can document to the College that scheduled plans conflict with the revised semester schedule, the faculty member is responsible to make every reasonable effort with his/her divisional Dean to ensure that final exams and grades are submitted by the revised deadline.

e. All faculty and staff will provide and/or update the following contact information to the College's Human Resources Manager. Such information may be used by the College to contact faculty and staff during or after a College closure.

- i. home address
- ii. home telephone number
- iii. emergency telephone number
- iv. daytime telephone number (for evening faculty only)
- v. email address

5. Class Size Overages.

a. The current provision with regard to class size overages will be retained, except that the limit for speech classes (Hum 110) will be reduced to 30.

b. Class size overages will be determined as of the first day of the fourth week of each semester.

6. ESL/Prep Tech.

a. At the option of the College, the guaranteed ESL/Prep Tech position in the Learning Center may be held by one employee as a full-time position, or by two employees as half-time positions.

b. If a faculty member is assigned to an ESL/Prep Tech position on a half time basis, the remainder of the faculty member's full-time schedule may consist of teaching hours, substitute teaching hours, student advisement hours (including the 5:00 p.m. to 5:55 p.m. hour in an Evening Student Advisement Center), advising an academic club, assisting faculty in publisher, vendor and book selection activities, and other non-clerical Library functions. Any hours that would be deemed a faculty contact hour shall be counted as two hours toward the faculty member's total schedule.

7. Evening Student Advisement Center. If the College establishes an Evening Student Advisement Center, it shall be staffed by day faculty for hours prior to 6:05 p.m., and by evening faculty for hours after 6:05 p.m.

8. Department Coordinators. Department Coordinators shall receive the same pay and benefits as Deputy Chairs. Department Coordinators shall be given direction and assignments by their Department Chairs and Deans.

9. Professional Development.

a. Day-faculty members shall use their best efforts to participate in at least one professional development workshop, seminar or conference annually.

b. Tutors shall be permitted to participate in professional development activities on the same basis as faculty members.

c. Participation in professional development activities shall continue to be at the discretion of the College, and shall be paid by the College.

10. 401(k) Plan. The College will amend its 401 (k) Plan to comply with IRS maximum employee contribution levels whenever those maximums are changed.

11. Tech Shifts. The permissible hours for technicians shall be from 7:30 a.m. to 10:00 p.m.

12. Accreditation Activities. The contract provision dealing with Middle States accreditation shall be modified to apply to all accreditation activities, and to make all such activities voluntary.

13. Tuition Exemptions. In addition to waiving the tuition for employees who take courses at TCI, the College shall waive all fees associated with such courses.

14. Tuition Reimbursement. The separate tuition reimbursement pools described in each of the collective bargaining agreements shall be replaced by a single reimbursement pool of $60,000 per year, which shall be available for use by all employees, regardless of which collective bargaining agreement applies. Any unused pool money from the two $30,000 reimbursement pools from the last year of the 2001 to 2004 collective bargaining agreements (but not from the prior two years) shall be rolled into the pool for the first year of the new collective bargaining agreements. All eligibility and utilization rules set forth in the 2001 to 2004 collective bargaining agreements shall remain in effect, except as set forth above, and except for the following additional changes:

a. The maximum reimbursement rate shall be raised to twice SUNY's per credit charge.

b. The yearly contract year cap for reimbursable tuition shall be $5,000 per employee, except that evening faculty members shall be capped at $2,500 per contract year.

c. Any pool money that remains after the first year of the collective bargaining agreements shall be rolled over to the second year of the agreements.

d. Any pool money that remains after the second year of the collective bargaining agreements shall be rolled over to the third year of the agreements.

e. Requests for reimbursement must be made within 60 days of the receipt of a grade for any course for which reimbursement is being sought.

15. Labor-Management Committee. A Labor-Management Committee will be formed. Four members will be appointed by the Union and four members will be appointed by the College. Other bargaining unit members and management representatives may also participate in Committee meetings where they have relevant expertise or input. The Committee, which will meet at least four times a year, will consider and make recommendations regarding class size, salary equity, licenses, certificates, a faculty ranking system, and enrollment and recruitment issues. The Local Union representative will be copied on all documents produced by the Committee, and may participate in Committee meetings.

16. Department and/or Deputy Chairs. There will be an ESL Department Chair and/or Deputy Chair.

17. Election of Department Chairs. Department Chairs will be selected through the following procedure:

a. Each Dean will select a slate of three faculty members from the applicants for the position for consideration by the full-time faculty in the department at the same time department chairs are currently appointed. The full-time faculty members in the department shall vote, and the successful candidate shall become the department chair.

b. There shall be no change in the three-year term that department chairs serve, or in the right of the College to remove a department chair, except that no department chair shall be removed during the first six months of his/her term, except for cause.

18. Limitation on Course Preps. The College shall use its best efforts not to give a full-time faculty member a schedule that requires the faculty member to prepare for more than six classes in a semester for his/her base load. It is understood that teaching multiple sections of a single course does not constitute multiple preps.

19. Severance Pay. Employees who are laid off shall receive one week's severance pay for each year of service at the College, capped at five weeks. Laid-off employees who have successfully completed their probationary period shall receive a minimum of one week's severance pay.

20. Supply Allowance. Tutors shall receive the same supply allowance as faculty members.

21. Computers and Telephones for Tutors. The College will upgrade the computers that are made available to tutors, and will provide e-mail access for each tutor. The College will also provide each tutor with a telephone with an extension and voice-mail.

22. Incentive Plan for Admissions Representatives.

1. TCI will create a federally acceptable incentive plan. The incentive plan will be placed into effect January 2005 for any semester that exceeds, by at least 5%, the total number of students completing 24 credit hours when compared to the same semester of the previous year. For example: students starting in the A41 semester will be measured after the A43 semester to count those earning 24 credits. This count would be compared to the A5l students and the corresponding count of those students who complete 24 credits after A53.

2. The size of the incentive pool each semester will be set at the discretion of the College, with the minimum size of the incentive pool being $3,000 per semester. (The incentive pool shall be $3500 for the first term of this collective bargaining agreement). If the bonus trigger of 5% is exceeded, the incentive pool will be increased by the percentage over 5%.

3. The incentive pool will be divided among the Admissions representatives as follows: At the completion of three semesters, the College will determine the number of students who have achieved 24 credits. The top three-quarters of the admissions representatives will be eligible for the incentive program. Representatives will be ranked in order of the total number of students each representative has enrolled who have achieved 24 credit hours within the past three semesters. The top 25% of the representatives will equally share 45% of the bonus money with the remainder of the bonus eligible representatives equally sharing 55% of the bonus money. The bottom 25% ofthe representatives will not receive an incentive award.

4. If the College reorganizes the Admissions Department in a way that makes it impractical to continue an individual incentive plan, the College will convert the incentive plan into a group incentive plan. The same minimum incentive pool size and thresholds for payouts shall be maintained in any such group incentive plan.

23. Performance Standards for Admissions Representatives.

Modify Article 29 in the Clerical agreement to read as follows:

1. Admissions representatives whose enrollments and registrations are below 85% of the department average for two out of any three consecutive semesters shall be subject to discharge. The College will issue a probationary letter as well as provide individualized counseling and training to any representative who is below 85% of the department average to assist the employee in raising his or her productivity.

1a. The College will review each individual representative's conversion rate of accepted-to-registered students in each of the following sub-categories: A TB CELSA, A TB

ACCUPLACER, NON-ATB ESL, NON-ATB ENGLISH. If an employee who failed to meet the 85% standard listed in paragraph 1 meets the department average in any two of the four sub-categories, the probation letter will be withheld.

24. High School Recruiters. The following provisions shall apply to high school recrui ters:

a. High school recruiters shall be classified as pay grade 4.

b. High school recruiters shall constitute a separate seniority group, except that admissions representatives on the payroll as of October 9, 2004, shall be grandfathered as having seniority in the high school recruiter seniority group, as well as in their own seniority group.

c. High school recruiters shall have a probationary period of two full semesters.

d. The College shall have the right to adopt an incentive compensation plan for high school recruiters that is comparable to the incentive plan for admissions representatives.

25. Release Time for Chief Union Stewards. The release time provisions in the collective bargaining agreements shall be applied to two chief union stewards, one for the faculty/tech/maintenance unit and one for the clerical unit.

26. Evening Faculty Space. The College and the Union will cooperate in a good faith effort to find space for an evening faculty office. The College will provide evening faculty members with a telephone extension, voice mail and internet access.

27. Educational Leave.

a. All full-time employees shall be entitled to unpaid leave for up to one year in order to go to school on a full-time basis.

b. Employees on unpaid educational leave shall be entitled to tuition reimbursement along the same lines as other eligible employees, except that faculty members must be back at work for at least a full semester before they will be eligible for reimbursement, and all other eligible employees must be back at work for 120 days before they will be eligible for reimbursement.

c. Requests for reimbursement for courses taken during an educational leave must be submitted within 60 days after the return to work from the educational leave of absence.

28. Breaks. Techs, maintenance employees and tutors shall be entitled to two paid 15 minute breaks per day.

29. Disability Pay. Disability pay shall be increased to 50% of salary to a maximum of $300 per week until long-term disability begins.

30. Record Retention. The record retention provisions of the collective bargaining agreements shall be amended to provide that disciplinary actions for sexual harassment shall be retained in a personnel file for two years.

31. Breathalyzer Test. Collective bargaining agreements shall be modified to provide that breathalyzer tests are an acceptable method to detect alcohol consumption, and that the Union or the employee who wants a confirmatory test must request one immediately upon receiving the results of a breathalyzer test.

32. Reduced Schedules. A faculty member who is 65 years or older, with at least 10 years of service, shall, upon request, be granted a reduced schedule and be paid for the number of hours worked at the member's base hourly rate. All other benefits remain.

T.O.P. LOCAL 2110, UAW, AFL-CIO

TECHNICAL CAREER INSTITUTES, INC.